Exhibit 107

Calculation of Filing Fee Tables

Form F-4

(Form Type)

Veraxa Biotech holding AG

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary Shares, par value US$0.0001 per share	457(f)(1)	170,300,000	$10.40	(2)	$1,771,120,000	0.00015310	$271,158.47
Equity	PubCo Warrants	457(g)	12,650,000	$-	(3)	$-	-	$-
Equity	Ordinary Shares issuable upon exercise of PubCo Warrants	457(g)	12,650,000	$11.7826	(4)	$149,049,890	0.00015310	$22,819.54

Total Offering Amounts						$1,920,169,890		$293,978.01
Total Fees Previously Paid								-
Total Fee Offsets								-
Net Fee Due								$293,978.01

(1)	Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share subdivisions, share dividends or similar transactions.
(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(1) under the Securities Act of 1933, as amended (the “Securities Act”), based on $10.40, the average of the high and low trading prices of Voyager Acquisition Corp’s (“Voyager”) Class A ordinary shares on July 10, 2025 (within five business days prior to the initial filing of this registration statement), as reported by the Nasdaq Stock Market (“Nasdaq”).
(3)	Consistent with the response to Question 240.06 of the Securities Act Rules Compliance and Disclosure Interpretations and pursuant to Rule 457(g) of the Securities Act, the registration fee with respect to PubCo Warrants have been allocated to the Ordinary Shares underlying the PubCo Warrants and those Ordinary Shares are included in the total registration fee.
(4)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(1) under the Securities Act. Based on the sum of (i) $0.2826, the average of the high and low prices of Voyager’s warrants on July 10, 2025 (within five business days prior to the initial filing of this registration statement), and (ii) the exercise price of the PubCo Warrants.